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EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone: (650) 493-9300 Facsimile: (650) 493-6811

September 26, 2001

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on September 26, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 190,923 shares of your common stock (the "shares"), all of which are authorized and have been previously issued in connection with your acquisition of eRevenue, Inc. The shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the shares.

    It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the registration of the shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, the shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

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  EXHIBIT 5.1